       69                                                          Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)

<Captions>
                                         Three Months Ended    Nine Months Ended
                                            September 30,         September 30,
                                            2003      2002        2003     2002
Earnings:
Income (loss) before income taxes and
 cumulative effect of accounting change    $  1      $(1,449)  $(1,117)    $(3,032)


 Add:  Total fixed charges (per below)      430          441     1,302       1,315


 Less:  Interest capitalized                 17           23        54          67

Total income (loss) before income taxes
 and cumulative effect of accounting
 change                                    $414      $(1,031)   $  131     $(1,784)

Fixed charges:
 Interest, including interest capitalized  $188      $   164    $  552     $   479

Portion of rental expense
 representative of the interest factor      230          267       715         809


 Amortization of debt expense                12           10        35          27

    Total fixed charges                    $430      $   441    $1,302      $1,315


 Coverage deficiency                       $ 16      $ 1,472    $1,171      $3,099